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                           June 17, 2020

       Jeremy Hitchcock
       Executive Chairman
       Zoom Telephonics, Inc.
       225 Franklin Street
       Boston, Massachusetts 02110

                                                        Re: Zoom Telephonics,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 11, 2020
                                                            File No. 333-239122

       Dear Mr. Hitchcock:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing